Exhibit 99.1

RISK FACTORS

Risks Related to our Recently Completed Acquisition of Robocath

We may be unable to successfully integrate Robocath into our business and may fail to realize any or all of the anticipated benefits of the acquisition, or those benefits may take longer to realize than expected.

Prior to the completion of our acquisition of Robocath, both companies previously operated independently and manufactured different products. The success of the acquisition will depend, in part, on our ability to (i) successfully integrate Robocath’s businesses into Stereotaxis, (ii) successfully manufacture, commercialize, develop and sell Robocath’s robotic systems and next-generation interventional medical devices and related products, and (iii) realize the anticipated benefits, including synergies, cost savings, growth and innovation opportunities and operational efficiencies, from the Acquisition, all in a manner that does not materially disrupt existing customer, supplier and employee relations. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of our common stock may decline.

The integration of Robocath into our business may result in material challenges, including, without limitation:

●	the diversion of management’s attention from ongoing business concerns relating to our historical business and any resulting disruption to our current plans and operations;
●	managing a more complex combined business;
●	expanding operations to manufacture Robocath’s robotic systems and associated disposable products and overcoming our lack of manufacturing experience related to such products;
●	maintaining employee morale, retaining key Robocath employees and the possibility that the integration process and organizational changes may adversely impact the ability to maintain employee relationships;
●	transitioning and maintaining business and operational relationships of Robocath, including suppliers, collaboration partners, employees and other counterparties;
●	risks related to retaining Robocath’s existing customers, including managing existing contracts with and any disputes with such customers;
●	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or Robocath’s operations;
●	risks related to litigation, disputes, investigations or other events that could increase our expenses, result in liability or require that we take other action;
●	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;
●	communication and logistical challenges associated with coordinating activities and maintaining consistent operational standards across widely-different locations, separated by both geography and time zones;
●	unanticipated issues in integrating information technology, communications and other systems;
●	unforeseen expenses, costs, liabilities or delays associated with the Acquisition or the integration;
●	complying with diverse and unfamiliar foreign laws or regulatory requirements, or unexpected changes to those laws or requirements, including healthcare-specific regulatory regimes applicable to Robocath’s business in France and other jurisdictions, including managing relationships with our regulators or other governmental authorities;
●	increased costs and monitoring of compliance with other laws and regulatory requirements to which our business activities abroad are currently subject, such as the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws with a significant anti-corruption intent in France and other foreign countries, in which we and Robocath operate;
●	differing payor reimbursement regimes, governmental payors and price controls applicable to medical devices in foreign markets;
●	managing any competitive responses to the Acquisition;
●	compliance with French corporate law applicable to Robocath, with which we are not familiar; and
●	cultural differences in the conduct of business.

Many of these factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of expected cost savings or synergies and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

The Robocath acquisition will not be accretive to us and will increase our operating losses.

Although we consider the acquisition of Robocath as complementary to our existing business, Robocath has sustained historical operating losses, and we expect that it will continue to incur operating losses and negative cash flows in the coming few years. We may be required to fund Robocath’s ongoing operations for the foreseeable future. For example, we extended operating loans to Robocath of $1.1 million between signing of the Share Sale Agreement and the acquisition closing, which loans were repaid at closing and reduced the amount of the Upfront Stock Consideration we paid to Robocath’s equityholders. Accordingly, the Robocath acquisition will not be accretive to us and will increase our operating losses and negatively impact our results of operations on a consolidated basis in the near term. While we have plans to improve Robocath’s operating results primarily through leveraging our commercial organization to grow revenue of their next-generation system, we may not be successful in doing so in the near term or at all.

Our future results may be adversely impacted if we do not effectively manage Robocath’s robotic systems and disposable products business following the completion of the acquisition.

As a result of the acquisition, we will be managing Robocath’s ongoing business of manufacturing, commercializing, developing and selling robotic systems and associated disposable products and services. The manufacturing and development process of such robotic systems and disposable products is complex, highly technical, and our prior experience in this field is dated. The process can be subject to periodic worldwide supply chain disruptions, including labor shortages and inflationary pressures, and logistics delays which make it difficult for us to source parts and ship our products. We may require a higher level of overhead than currently anticipated. Our ability to successfully manage this new aspect of our business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Robocath into us, but also the increased scope of the combined business with its associated increased costs and complexity. There can be no assurances that we will be successful in manufacturing and commercializing Robocath’s robotic systems and disposable products or that we will realize the expected operating efficiencies, cost savings and other benefits anticipated from the acquisition.

The issuance of the earnout consideration using Earnout Shares will result in dilution to our stockholders and may adversely affect us, including the market price of our securities.

At the closing of the acquisition of Robocath on July 7, 2026, we issued 6,269,628 shares of our common stock as Closing Shares (including shares of common stock issuable upon exercise of Purchaser Warrants issued to certain of the Selling Stockholders in lieu of Closing Shares and 225,000 shares of common stock issued to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its securityholders in connection with the Acquisition). In addition, the Share Sale Agreement requires us to pay up to $25 million of additional earnout consideration to the Selling Stockholders upon achievement of the Regulatory Milestone and/or the Commercial Milestones, which we may pay in cash, by issuing Earnout Shares (including shares of common stock issuable upon exercise of Purchaser Warrants issued to certain of the Selling Stockholders in lieu of Earnout Shares), or in a combination of cash and Earnout Shares (or Purchaser Warrants), at our election.

The Share Sale Agreement obligated us to file a resale registration statement (of which this prospectus is a part) relating to the 6,269,628 Closing Shares and to Earnout Shares that may be issuable pursuant to the earnout provisions in the Share Sale Agreement. We have elected to register 13,179,975 of such Earnout Shares; however, the exact number of shares we may issue under the Share Sale Agreement as earnout consideration will depend on: (i) whether and to what extent the Regulatory and/or the Commercial Milestones are achieved; (ii) whether we elect to pay all or a portion of such consideration in cash or using Earnout Shares (or Purchaser Warrants); and (iii) the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved. The Share Sale Agreement provides for a cap on the number of Earnout Shares, when combined with the Closing Shares, of 19.9% of the total number of shares of our common stock issued and outstanding as of July 7, 2026, which is approximately the number of Earnout Shares covered by this prospectus.

As a result of the foregoing, if the Regulatory and/or Commercial Milestones are achieved, we could elect to issue all of the Earnout Shares in addition to the Closing Shares we issued at the closing of the Acquisition, which would cause significant additional dilution to the Company’s stockholders. Moreover, even if we are not required to issue any Earnout Shares, the potential for the issuance of such shares may negatively affect the trading price of our common stock in anticipation of such potential dilution. Sales of a substantial number of shares comprising the Closing Shares or any Earnout Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our securities.

Under certain circumstances, we may take certain actions to achieve the milestones under the Share Sale Agreement that we would not have undertaken if we had not completed the acquisition, which may have an adverse effect on the historical business of Stereotaxis.

In particular, during the earnout periods under our Share Sale Agreement, which include a regulatory milestone period ending on December 31, 2033 and two commercial milestone periods ending on December 31, 2035 and December 31, 2037, respectively, we agreed to use commercially reasonable efforts (as defined in the Share Sale Agreement) to complete the development of Robocath’s next-generation R-Two Products, including product development, manufacturing, and clinical and regulatory efforts to obtain FDA regulatory approval and regulatory authorization in Europe, and, subject to obtaining such authorizations, to commercialize the R-Two Products in the applicable territories. We also agreed to use commercially reasonable efforts to retain Robocath employees, on an employment or consulting basis, necessary to achieve the regulatory and commercial milestones and to ensure such individuals have adequate means, resources and support to perform their duties effectively.

While we retain the sole authority to operate and control Robocath’s business and its operations, including without limitation, any and all decisions relating to various aspects of the combined business, we may nevertheless take certain actions related to the milestones that we would not have undertaken if we had not completed the acquisition.

Robocath has historically been a private company that prepared its financial statements in accordance with French GAAP and was not subject to SEC reporting obligations, and we may encounter significant difficulties in integrating Robocath’s financial reporting and internal controls with our own.

Prior to our acquisition, Robocath was not required to maintain the financial reporting processes, internal controls over financial reporting, or public company governance practices that are required of U.S. public companies. Developing and managing these processes at Robocath, including the preparation of timely and accurate financial information for inclusion in our SEC filings and the implementation of internal controls, procedures, and policies appropriate for a U.S.-based public company, will require significant management attention, resources and expenditures. In addition, Robocath has historically prepared its financial statements in accordance with French generally accepted accounting principles, which differ in significant respects from U.S. GAAP. The conversion of Robocath’s historical financial data and ongoing accounting practices to U.S. GAAP may present substantial challenges, and we may encounter difficulties in identifying and correcting deficiencies in Robocath’s internal controls over financial reporting that arise from these differences in accounting standards and practices. Any failure to successfully convert Robocath’s financial data and accounting practices to U.S. GAAP, or to establish and maintain adequate financial reporting processes and internal controls at Robocath, could result in material weaknesses or significant deficiencies in our internal controls over financial reporting, errors or delays in our consolidated financial reporting, restatements of our consolidated financial statements, additional audit costs, regulatory scrutiny, or increased legal or financial risk, any of which could have a material adverse effect on our business, financial condition and results of operations.

French labor and employment laws applicable to Robocath’s employees may increase our operational costs and adversely affect our business.

All of the employees of our subsidiary, Robocath, are employed outside the United States, including in France, where labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights upon termination of employment. In addition, Robocath’s employees may be members of unions or represented by a works council as required by applicable French law, and we may be required to consult with such unions or works councils in connection with certain operational decisions. These more stringent labor and employment laws, to the extent that they are applicable, coupled with any requirement to consult with the relevant unions or works councils, could increase our operational costs with respect to our employees at Robocath. If such increased operational costs become significant, our business, financial condition, and results of operations could be adversely affected, perhaps materially.

We may face significant tax risks and uncertainties in connection with Robocath’s operations, including challenges relating to transfer pricing, withholding taxes, and local tax compliance.

Robocath’s operations are subject to French corporate income tax, local business taxes and various other French and EU taxes. Following the acquisition, intercompany transactions between Robocath and our US operations may be subject to complex transfer pricing rules, which require that such transactions be conducted at arm’s length. In addition, dividends, interest, and other payments to us by Robocath may be subject to French withholding taxes, potentially subject to reduction under the US-France tax treaty. Our limited experience with French tax compliance and intercompany pricing increases the risk of disputes, adjustments, or penalties that could adversely affect our financial results.